March 2, 2006


via U.S. Mail and facsimile to (414) 524-2077

R. Bruce McDonald
Vice President and Chief Financial Officer
Johnson Controls, Inc.
5757 N. Green Bay Avenue
Milwaukee, WI 53201

      RE:	Johnson Controls, Inc.
		Form 10-K for the year ended September 30, 2005
      File No. File No. 1-5097

Dear Mr. McDonald:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


      Sincerely,




      Nili Shah
      Branch Chief



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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE